Great Dane Systems, Inc.
2014 Stock Incentive Plan
Adopted by the Board on December 1, 2014
Approved by the Stockholders on December 1, 2014

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SECTION 1.	PURPOSE	1
SECTION 2.	DEFINITIONS	1
2.1	“Award”..................................................................................................	1
2.2	“Award Agreement”...............................................................................	1
2.3	“Board”...................................................................................................	1
2.4	“Cause”...................................................................................................	1
2.5	“Change in Control”...............................................................................	2
2.6	“Code”....................................................................................................	3
2.7	“Committee”...........................................................................................	3
2.8	“Company”.............................................................................................	3
2.9	“Consultant”...........................................................................................	3
2.10	“Disability”.............................................................................................	3
2.11	“Employee”.............................................................................................	3
2.12	“Exchange Act”......................................................................................	3
2.13	“Exercise Price”.....................................................................................	3
2.14	“Fair Market Value”...............................................................................	4
2.15	“ISO”......................................................................................................	4
2.16	“NSO”....................................................................................................	4
2.17	“Option”.................................................................................................	4
2.18	“Other Stock Award”.............................................................................	4
2.19	“Outside Director”..................................................................................	4
2.20	“Parent”..................................................................................................	4
2.21	“Participant”...........................................................................................	4
2.22	“Plan”.....................................................................................................	4
2.23	“Purchase Price”.....................................................................................	4
2.24	“Restricted Stock Award”......................................................................	4
2.25	“Restricted Stock Unit”..........................................................................	4
2.26	“Securities Act”......................................................................................	4
2.27	“Service”................................................................................................	4
2.28	“Share”...................................................................................................	5
2.29	“Stock”...................................................................................................	5
2.30	“Stock Appreciation Right” or “SAR”...................................................	5
2.31	“Subsidiary”...........................................................................................	5
2.32	“Ten-Percent Shareholder”.....................................................................	5
SECTION 3.	ADMINISTRATION.............................................................................	5
3.1	General Rule..........................................................................................	5
3.2	Board Authority and Responsibility......................................................	6
SECTION 4.	ELIGIBILITY........................................................................................	6

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(continued)
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SECTION 5.	STOCK SUBJECT TO PLAN...............................................................	6
5.1	Share Limit.............................................................................................	6
5.2	Additional Shares...................................................................................	6
5.3	Incentive Stock Option Limit................................................................	6
SECTION 6.	RESTRICTED STOCK.........................................................................	7
6.1	Restricted Stock Award.........................................................................	7
6.2	Duration of Offers and Nontransferability Rights..................................	7
6.3	Consideration.........................................................................................	7
6.4	Vesting Restrictions...............................................................................	7
SECTION 7.	STOCK OPTIONS.................................................................................	7
7.1	Stock Option Award..............................................................................	7
7.2	Number of Shares; Kind of Option........................................................	8
7.3	Exercise Price.........................................................................................	8
7.4	Term.......................................................................................................	8
7.5	Exercisability..........................................................................................	8
7.6	Transferability of Options......................................................................	9
7.7	Exercise of Options on Termination of Service.....................................	9
7.8	No Rights as a Stockholder....................................................................	9
7.9	Modification, Extension and Renewal of Options.................................	9
SECTION 8.	STOCK APPRECIATION RIGHTS......................................................	10
8.1	Stock Appreciation Right Award...........................................................	10
8.2	Number of Shares...................................................................................	10
8.3	Exercise Price.........................................................................................	10
8.4	Term.......................................................................................................	10
8.5	Exercisability..........................................................................................	10
8.6	Exercise of SARs....................................................................................	10
8.7	Transferability of SARs..........................................................................	11
8.8	Exercise of SARs on Termination of Service.........................................	11
8.9	No Rights as a Stockholder....................................................................	11
8.10	Modification, Extension and Renewal of Options.................................	11
SECTION 9.	RESTRICTED STOCK UNITS AND OTHER STOCK AWARDS....	12
9.1	Restricted Stock Unit Award..................................................................	12
9.2	Number of Shares; Payment...................................................................	12
9.3	Vesting Conditions.................................................................................	12
9.4	Settlement of Restricted Stock Units......................................................	12
9.5	Transfer Restrictions..............................................................................	12
9.6	No Rights as a Stockholder....................................................................	12
9.7	Other Stock Awards...............................................................................	13

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(continued)
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SECTION 10.	PAYMENT FOR SHARES....................................................................	13
10.1	General...................................................................................................	13
10.2	Surrender of Stock.................................................................................	13
10.3	Services Rendered.................................................................................	13
10.4	Promissory Notes...................................................................................	13
10.5	Excercise/Sale........................................................................................	13
10.6	Excercise/Pledge....................................................................................	14
10.7	Net Exercise...........................................................................................	14
10.8	Other Forms of Payment........................................................................	14
SECTION 11.	ADJUSTMENT OF SHARES...............................................................	14
11.1	General...................................................................................................	14
11.2	Dissolution or Liquidation.....................................................................	14
11.3	Mergers and Consolidations..................................................................	14
11.4	Reservation of Rights............................................................................	15
11.5	Buyout Provisions..................................................................................	15
SECTION 12.	REPURCHASE RIGHTS AND TRANSFER RESTRICTIONS..........	15
12.1	Company’s Right to Repurchase Shares................................................	15
SECTION 13.	WITHHOLDING AND OTHER TAXES.............................................	16
13.1	General...................................................................................................	16
13.2	Share Withholding.................................................................................	16
13.3	Cashless Exercise/Pledge.......................................................................	16
13.4	Other Forms of Payment........................................................................	16
13.5	Employer Fringe Benefit Taxes.............................................................	16
13.6	Section 409A..........................................................................................	16
SECTION 14.	LEGAL AND REGULATORY REQUIREMENTS.............................	17
SECTION 15.	NO RETENTION RIGHTS...................................................................	17
SECTION 16.	DURATION AND AMENDMENTS....................................................	17
16.1	Term of the Plan.....................................................................................	17
16.2	Right to Amend or Terminate the Plan..................................................	18
16.3	Effect of Amendment or Termination....................................................	18
SECTION 17.	EXECUTION.........................................................................................	18

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GREAT DANE SYSTEMS, INC. 2014
STOCK INCENTIVE PLAN
SECTION 1.PURPOSE.
The Plan was adopted by the Board of Directors effective December 1, 2014. The purpose of the Plan is to offer selected service providers the opportunity to acquire equity in the Company through awards of Options (which may constitute incentive stock options or nonstatutory stock options), Restricted Stock Awards, Stock Appreciation Rights, Restricted Stock Units and Other Stock Awards.
The Awards under the Plan are intended to be exempt from the securities qualification requirements of the California Corporations Code by satisfying the exemption under section 25102(0) of the California Corporations Code. However, Awards may be made in reliance upon other state securities law exemptions. To the extent that other state exemptions are relied upon, the terms of this Plan which are included only to comply with section 25102(0) shall be disregarded to the extent provided in the applicable Award Agreement. In addition, to the extent that section 25102(o) or the regulations promulgated thereunder arc amended to delete any requirements set forth in such law or regulations, the terms of this Plan which are included only to comply with section 25102(0) or the regulations promulgated thereunder as in effect prior to any such amendment shall be disregarded to the extent permitted by applicable law.
SECTION 2.DEFINITIONS.
2.1“Award” shall mean, individually or collectively, a grant under the Plan of Options, Restricted Stock Awards, Stock Appreciation Rights, Restricted Stock Units or Other Stock Awards.
2.2“Award Agreement” shall mean the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan, as determined by the Board. The Award Agreement is subject to the terms and conditions of the Plan.
2.3“Board” shall mean the Board of Directors of the Company, as constituted from time to time.
2.4“Cause” shall mean (i) in the case where the Employee, Consultant or Outside Director does not have an employment agreement, consulting agreement or similar agreement in effect with the Company or its affiliate at the time of grant of the Award or where there is such an agreement but it does not define “cause” (or words of like import), conduct related to the Employee’s, Consultant’s or Outside Director’s service to the Company or an affiliate for which either criminal or civil penalties against the Employee, Consultant or Outside Director may be sought, misconduct, insubordination, material violation of the Company’s or its affiliate’s policies, disclosing or misusing any confidential information or material concerning the Company or an affiliate or material breach of any employment
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agreement, consulting agreement or similar agreement, or (ii) in the case where the Employee, Consultant or Outside Director has an employment agreement, consulting agreement or similar agreement in effect with the Company or its affiliate at the time of grant of the Award that defines a termination for “cause” (or words of like import), “cause” as defined in such agreement; provided, however, that with regard to any agreement that defines “cause” on occurrence of or in connection with a change in control, such definition of “cause” shall not apply until a change in control actually occurs and then only with regard to a termination thereafter. Notwithstanding the foregoing, in the case of an Award which is intended to comply with section 25102(0) of the California Corporations Code, such event must also constitute “cause” under applicable law.
2.5“Change in Control” shall mean the occurrence of any of the following events:
a.The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;
b.The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company; or
c.Any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.
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For purposes of Section 2.5(c), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.
Notwithstanding the foregoing, the term “Change in Control” shall not include (a) a transaction the sole purpose of which is to change the state of the Company’s incorporation, (b) a transaction the sole purpose of which is to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, (c) a transaction the sole purpose of which is to make an initial public offering of the Company’s Stock or (d) any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board.
2.6“Code” shall mean the Internal Revenue Code of 1986, as amended.
2.7“Committee” shall mean the committee designated by the Board, which is authorized to administer the Plan, as described in Section 3 hereof.
2.8“Company” shall mean Great Dane Systems, Inc., a Delaware corporation.
2.9“Consultant” shall mean a consultant or advisor who is not an Employee or Outside Director and who performs bona fide services for the Company, a Parent or Subsidiary.
2.10“Disability” shall mean a condition that renders an individual unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment.
2.11“Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary and who is an “employee” within the meaning of section 3401(c) of the Code and regulations issued thereunder.
2.12“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.
2.13“Exercise Price” shall mean the amount for which one Share may be purchased upon the exercise of an Option, or the amount from which appreciation is measured upon exercise of a Stock Appreciation Right, as specified in an Award Agreement.
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2.14“Fair Market Value” means, with respect to a Share, the market price of one Share of Stock, determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.
2.15“ISO” shall mean an incentive stock option described in section 422(b) of the Code.
2.16“NSO” shall mean a stock option that is not an ISO.
2.17“Option” shall mean an ISO or NSO granted under the Plan and entitling the holder to purchase Shares.
2.18“Other Stock Award” shall mean an Award based in whole or in part by reference to Common Stock which is granted pursuant to the terms and conditions of Section 9.7 or the Plan.
2.19“Outside Director” shall mean a member of the Board of the Company, a Parent or a Subsidiary who is not an Employee.
2.20“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
2.21“Participant” shall mean the holder of an outstanding Award.
2.22“Plan” shall mean the Great Dane Systems, Inc. 2014 Stock Incentive Plan.
2.23“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan pursuant to a Restricted Stock Award.
2.24“Restricted Stock Award” shall mean an award or sale of Shares pursuant to the terms and conditions of Section 6 of the Plan.
2.25“Restricted Stock Unit” shall mean an Award of an unfunded and unsecured right to receive Shares (or cash or a combination of Shares and cash, as determined in the sole discretion of the Board) upon settlement of the Award, which is granted pursuant to the terms and conditions of Section 9 of the Plan.
2.26“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
2.27“Service” shall mean service as an Employee, a Consultant or an Outside Director, subject to such further limitations as may be set forth in the applicable Award Agreement. Service shall be deemed to continue during a bona fide leave of absence approved by the Company in writing if and to the extent that continued
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crediting of Service for purposes of the Plan is expressly required by the terms of such leave or by applicable law, as determined by the Company. However, for purposes of determining whether an Option is entitled to ISO status, and to the extent required under the Code, an Employee’s employment will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract or such Employee immediately returns to active work. The Company determines which leaves count toward Service, and when Service terminates for all purposes under the Plan.
2.28“Share” shall mean one share of Stock, as adjusted in accordance with Section 11 (if applicable).
2.29“Stock” shall mean the common stock of the Company.
2.30“Stock Appreciation Right” or “SAR” shall mean a stock appreciation right which is granted pursuant to the terms and conditions of Section 8 of the Plan.
2.31“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
2.32“Ten-Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership for purposes of this Section 2.32, the attribution rules of section 424(d) of the Code shall be applied.
SECTION 3. ADMINISTRATION.
3.1General Rule. The Plan shall be administered by the Board. However, the Board may delegate any or all administrative functions under the Plan otherwise exercisable by the Board to one or more Committees. Each Committee shall consist of at least one member of the Board who has been appointed by the Board. Each Committee shall have the authority and be responsible for such functions as the Board has assigned to it. If a Committee has been appointed, any reference to the Board in the Plan shall be construed as a reference to the Committee to whom the Board has assigned a particular function. To the extent permitted by applicable law, the Board may also authorize one or more officers of the Company to designate Employees, other than such authorized officer or officers, to receive Awards and/or to determine the number of such Awards to be received by such
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persons; provided, however, that the Board shall specify the total number of Awards that such officer or officers may so award.
3.2Board Authority and Responsibility. Subject to the provisions of the Plan, the Board shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and any other actions of the Board with respect to the Plan shall he final and binding on all persons deriving rights under the Plan.
SECTION 4. ELIGIBILITY.
Only Employees shall be eligible for the grant of ISOs. Only Employees, Consultants and Outside Directors shall be eligible for the grant or NSOs, Restricted Stock Awards, Stock Appreciation Rights, Restricted Stock Units or Other Stock Awards.
SECTION 5. STOCK SUBJECT TO PLAN.
5.1Share Limit. Subject to Section 11, the aggregate number of Shares which may be issued under the Plan shall be 4,361,700 Shares (the “Authorized Share Limit”). The number of Shares which are subject to Options or other rights to acquire Shares pursuant to Awards which arc outstanding at any time shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.
5.2Additional Shares. Shares subject to Awards that are cancelled, forfeited, settled in cash or expire by their terms, and Shares subject to Awards that are used to pay withholding obligations or the Exercise Price of an Option, will again be available for grant and issuance in connection with other Awards. However, Shares that have actually been issued under the Plan will not be added back to the number of Shares available for issuance under the Plan unless reacquired by the Company pursuant to a forfeiture provision.
5.3Incentive Stock Option Limit. Subject to the foregoing limits, the aggregate number of Shares that may be issued under the Plan upon the exercise of ISOs shall not exceed ten times the Authorized Share Limit set forth in Section 5.1 (as amended from time to time and as adjusted pursuant to Section 11), plus, only to the extent allowable under section 422 of the Code, any Shares previously issued under the Plan that are reacquired by the Company pursuant to a forfeiture provision.
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SECTION 6. RESTRICTED STOCK.
6.1Restricted Stock Award. Subject to the terms of the Plan, the Board may grant Restricted Stock Awards to Participants in such amounts as the Board, in its sole discretion, may determine. Each award or sale of Shares pursuant to a Restricted Stock Award under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such award or sale shall be subject to all applicable terms and conditions or the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Award Agreement, that are not inconsistent with the Plan. The provisions of such Award Agreements need not be identical.
6.2Duration of Offers and Nontransferability of Rights. Any right to acquire Shares pursuant to a Restricted Stock Award shall automatically expire if not exercised by the Participant within thirty (30) days after the Company communicates the grant of such right to the Participant, unless otherwise determined by the Board. Such right shall be nontransferable and shall be exercisable only by the Purchaser to whom the right was granted, except to the extent otherwise determined by the Board in its sole discretion.
6.3Consideration. To the extent an Award consists of newly issued Shares, the Award recipient shall furnish consideration having a value not less than the par value of such Shares as determined by the Board. Subject to the foregoing in this Section 6.3, the Board shall determine the amount of the Purchase Price in its sole discretion. The Purchase Price shall be payable in a form described in Section 10.
6.4Vesting Restrictions. Each award or sale of Shares shall be subject to such vesting and forfeiture conditions as the Board may determine. Such restrictions shall be set forth in the applicable Award Agreement and, unless otherwise provided in the Award Agreement, shall apply to any dividends paid with respect to such Shares. The vesting of a Restricted Stock Award granted to a Participant for Service as an Outside Director shall be automatically accelerated in full in the event of a Change in Control.
SECTION 7. STOCK OPTIONS.
7.1Stock Option Award. Subject to the terms of the Plan, the Board may grant Options to Participants in such amounts as the Board, in its sole discretion, may determine. Each grant of an Option under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Option Award Agreement, which are not inconsistent with the Plan. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.
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7.2Number of Shares; Kind of Option. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11. The Award Agreement shall also specify whether the Option is intended to be an ISO or an NSO.
7.3Exercise Price. Each Award Agreement shall set forth the Exercise Price, which shall be payable in a form described in Section 10. Subject to the following requirements, the Exercise Price under any Option shall be determined by the Board in its sole discretion:
a.Minimum Exercise Price for ISOs. The Exercise Price per Share of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the Exercise Price per Share of an ISO granted to a Ten-Percent Stockholder shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.
b.Minimum Exercise Price for NSOs. The Exercise Price per Share of an NSO shall not be less than one-hundred percent (100%) of the Fair Market Value of a Share on the date of grant.
7.4Term. Each Award Agreement shall specify the term of the Option. The term of an Option shall in no event exceed ten (10) years from the date of grant. The term of an ISO granted to a Ten-Percent Stockholder shall not exceed five (5) years from the date of grant. Subject to the foregoing, the Board in its sole discretion shall determine when an Option shall expire.
7.5Exercisability. Each Award Agreement shall specify the date when all or any installment of the Option is to become exercisable; provided, however, that no Option shall be exercisable unless the Participant has delivered to the Company an executed copy of the Award Agreement. Subject to the following restrictions, the Board in its sole discretion shall determine when all or any installment of an Option is to become exercisable and may, in its discretion, provide for accelerated exercisability in the event of a Change in Control or other events:
a.Options Granted to Outside Directors. The vesting and exercisability of an Option granted to a Participant for Service as an Outside Director shall be automatically accelerated in full in the event of a Change in Control.
b.Early Exercise. An Option Award Agreement may permit the Participant to exercise the Option prior to the time that it has become vested provided that the Shares acquired on exercise will be treated as unvested and subject to a right of repurchase by the Company and any other restrictions that the Board determines appropriate as set forth in the Award Agreement.
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7.6Transferability of Options. During a Participant’s lifetime, his or her Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representatives, and shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution. Notwithstanding the foregoing, however, to the extent permitted by the Board in its sole discretion, an NSO may be transferred by the Participant to a revocable trust or to one or more family members or a trust established for the benefit of the Participant and/or one or more family members to the extent permitted by section 260.140.41(c) of Title 10 of the California Code of Regulations and Rule 701 of the Securities Act.
7.7Exercise of Options on Termination of Service. Each Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service. Each Award Agreement shall provide the Participant with the right to exercise the Option following the Participant’s termination of Service during the Option term, to the extent the Option was exercisable for vested Shares upon termination of Service, for at least thirty (30) days if termination of Service is due to any reason other than Cause, death or Disability, and for at least six (6) months after termination of Service if due to death or Disability (but in no event later than the expiration of the Option term). If the Participant’s Service is terminated for Cause, the Option Award Agreement may provide that the Participant’s right to exercise the Option terminates immediately on the effective date of the Participant’s termination. To the extent the Option was not exercisable for vested Shares upon termination of Service, the Option shall terminate when the Participant’s Service terminates. Subject to the foregoing, such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
7.8No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Shares covered by the Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of the Option. No adjustments shall be made, except as provided in Section 11.
7.9Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Board may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair his or her rights or increase the Participant’s obligations under such Option.
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SECTION 8. STOCK APPRECIATION RIGHTS.
8.1Stock Appreciation Right Award. Subject to the terms of the Plan, the Board may grant Stock Appreciation Rights to Participants in such amounts as the Board, in its sole discretion, may determine. Each grant of a Stock Appreciation Right under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. The Stock Appreciation Right shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions imposed by the Board, as set forth in the Award Agreement, which are not inconsistent with the Plan. The provisions of the various Stock Appreciation Right Award Agreements entered into under the Plan need not be identical.
8.2Number of Shares. Each Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 11.
8.3Exercise Price. Each Award Agreement shall specify the Exercise Price of the SAR. The Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
8.4Term. Each Award Agreement shall specify the term of the SAR. The term of a SAR shall in no event exceed ten (10) years from the date of grant. Subject to the foregoing, the Board in its sole discretion shall determine when an Option shall expire.
8.5Exercisability. Each Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable; provided, however, that no SAR shall be exercisable unless the Participant has delivered to the Company an executed copy of the Award Agreement. The Board in its sole discretion shall determine when all or any installment of a SAR is to become exercisable and may, in its discretion, provide for accelerated exercisability in the event of a Change in Control or other events. The vesting and exercisability of a SAR granted to a Participant for Service as an Outside Director shall be automatically accelerated in full in the event of a Change in Control. SARs may be awarded in combination with Options, and such Awards may provide that the SARs will not be exercisable unless the related Options are forfeited.
8.6Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Board shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
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8.7Transferability of SARs. During a Participant’s lifetime, his or her SARs shall be exercisable only by the Participant or by the Participant’s guardian or legal representatives, and shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution. Notwithstanding the foregoing, however, to the extent permitted by the Board in its sole discretion, a SAR may be transferred by the Participant to a revocable trust or to one or more family members or a trust established for the benefit of the Participant and/or one or more family members to the extent permitted by section 260.140.41(c) of Title 10 of the California Code of Regulations and Rule 701 of the Securities Act.
8.8Exercise of SARs on Termination of Service. Each SAR shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s Service. Each Award Agreement shall provide the Participant with the right to exercise the SAR following the Participant’s termination of Service during the SAR term, to the extent the SAR was vested upon termination of Service, for at least thirty (30) days if termination of Service is due to any reason other than Cause, death or Disability, and for at least six (6) months after termination of Service if due to death or Disability (but in no event later than the expiration of the SAR term). If the Participant’s Service is terminated for Cause, the SAR Award Agreement may provide that the Participant’s right to exercise the SAR terminates immediately on the effective date of the Participant’s termination. To the extent the SAR was not vested upon termination of Service, the SAR shall terminate when the Participant’s Service terminates. Subject to the foregoing, such provisions shall be determined in the sole discretion of the Board, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
8.9No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Shares covered by the SAR unless and until such person becomes entitled to receive Shares upon exercise of the SAR. No adjustments shall be made, except as provided in Section 11.
8.10Modification, Extension and Renewal of SARs. Within the limitations of the Plan, the Board may modify, extend or renew outstanding SARs or may accept the cancellation of outstanding SARs (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Participant, materially impair his or her rights or increase the Participant’s obligations under such SAR.
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SECTION 9. RESTRICTED STOCK UNITS AND OTHER STOCK AWARDS.
9.1Restricted Stock Unit Award. Subject to the terms of the Plan, the Board may grant Restricted Stock Units to Participants in such amounts as the Board, in its sole discretion, may determine. Each Award of Restricted Stock Units under the Plan shall be evidenced by an Award Agreement between the Participant and the Company. Such Award shall be subject to all applicable terms and conditions of the Plan and any other terms and conditions imposed by the Board, as set forth in the Award Agreement, that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Award Agreements entered into under the Plan need not be identical.
9.2Number of Shares; Payment. Each Restricted Stock Unit Award Agreement shall specify the number of Shares that are subject to the Award and shall provide for the adjustment of such number in accordance with Section 11. Unless otherwise provided in the Award Agreement, no consideration other than services shall be required of the Participant for a Restricted Stock Unit Award.
9.3Vesting Conditions. Each Award of Restricted Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. The Board may determine, at the time of granting Restricted Stock Units or thereafter, that all or part of such Award shall become vested in the event that a Change in Control occurs with respect to the Company. The vesting of a Restricted Stock Unit Award granted to a Participant for Service as an Outside Director shall be automatically accelerated in full in the event of a Change in Control.
9.4Settlement of Restricted Stock Units. Unless otherwise provided in the Award Agreement, Restricted Stock Units shall be settled when they vest. The Award Agreement may provide that settlement may be deferred to any later date, provided that the terms of such deferral satisfy the requirements of section 409A of the Code. Settlement of the Restricted Stock Units may be made in the form of cash or whole Shares or a combination thereof, as determined by the Board in its sole discretion.
9.5Transfer Restrictions. Unless otherwise provided in the Award Agreement, Restricted Stock Units may not be transferred other than by beneficiary designation, will or the laws of descent and distribution.
9.6No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no voting, dividend or other rights as a stockholder with respect to any Shares covered by a Restricted Stock Unit Award until such person receives such Shares upon settlement of the Award. Unless the Award Agreement provides otherwise, the Participant shall have no right to be credited with amounts equal to dividends paid on Shares subject to the Restricted Stock Unit Award. A
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Participant shall have no rights under a Restricted Stock Unit Award other than those of a general creditor of the Company.
9.7Other Stock Awards. The Board may grant other forms of Award under the Plan that are based in whole or in part on Stock or the value thereof. Subject to the provisions of the Plan, the Board shall have authority in its sole discretion to determine the terms and conditions of such Other Stock Awards, including the number of Shares (or the cash equivalent thereof) to be granted pursuant to such Awards.
SECTION 10. PAYMENT FOR SHARES.
10.1General. The entire Purchase Price of Shares or Exercise Price of Options issued under the Plan shall be payable in cash, cash equivalents or one of the other forms provided in this Section 10, to the extent provided under Applicable Law.
10.2Surrender of Stock. To the extent permitted by the Board in its sole discretion, payment may be made in whole or in part by surrendering (in good form for transfer), or attesting to ownership of, Shares which have already been owned by the Participant; provided, however, that payment may not be made in such form if such action would cause the Company to recognize any (or additional) compensation expense with respect to the Award for financial reporting purposes. Such Shares shall be valued at their Fair Market Value on the date of surrender.
10.3Services Rendered. As determined by the Board in its discretion, Shares may be awarded under the Plan in consideration of past or future services rendered to the Company, a Parent or Subsidiary.
10.4Promissory Notes. To the extent permitted by the Board in its sole discretion, payment may be made in whole or in part with a full-recourse promissory note executed by the Participant. The interest rate payable under the promissory note shall not be less than the minimum rate required to avoid the imputation of income for U.S. federal income tax purposes. Shares shall be pledged as security for payment of the principal amount of the promissory note, and interest thereon; provided that if the Participant is a Consultant, such note must be collateralized with such additional security to the extent required by applicable laws. In no event shall the stock certificate(s) representing such Shares be released to the Participant until such note is paid in full. Subject to the foregoing, the Board shall determine the term, interest rate and other provisions of the note.
10.5Exercise/Sale. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
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10.6Exercise/Pledge. To the extent permitted by the Board in its sole discretion, and if a public market for the Shares exists, payment may be made in whole or in part by delivery (on a form prescribed by the Company of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.
10.7Net Exercise. To the extent permitted by the Board in its sole discretion, payment of the Exercise Price may be made by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or other form of payment permitted under the Option Award Agreement.
10.8Other Forms of Payment. To the extent permitted by the Board in its sole discretion, payment may be made in any other form that is consistent with applicable laws, regulations and rules.
SECTION 11. ADJUSTMENT OF SHARES.
11.1General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a recapitalization, a spin-off, a reclassification, or a similar occurrence, the Board shall make appropriate adjustments to the following: (i) the number of Shares available for future Awards under Section 5; (ii) the number of Shares covered by each outstanding Award; (iii) the Exercise Price under each outstanding Award; and (iv) the price of Shares subject to the Company’s right of repurchase; provided, however that fractions of a Share will not be issued but will either be paid in cash at the Fair Market Value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Board.
11.2Dissolution or Liquidation. To the extent not previously exercised or settled, Awards shall terminate immediately prior to the dissolution or liquidation of the Company.
11.3Mergers and Consolidations. In the event that the Company is a party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the Company’s stock or assets, outstanding Awards shall be subject to the agreement of merger, consolidation or sale, in each case without the Participant’s consent. Subject to compliance with Section 409A of the Code, such
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agreement may provide, without limitation, for one or more of the following: (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (ii) the assumption of the outstanding Awards by the surviving corporation or its parent; (iii) the substitution by the surviving corporation or its parent of its own awards for such outstanding Awards; (iv) immediate vesting, exercisability and settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of the transaction; or (v) settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment). Any acceleration of payment of an amount that is subject to section 409A of the Code will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.
11.4Reservation of Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
11.5Buyout Provisions. The Board may at any time (a) offer to buy out for a payment in cash or cash equivalents an Award previously granted, or (b) authorize a Participant to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Board shall establish.
SECTION 12. REPURCHASE RIGHTS AND TRANSFER RESTRICTIONS.
12.1Company’s Right to Repurchase Shares. Shares acquired through an Award shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. Such restrictions shall be set forth in the applicable Award Agreement and, unless otherwise provided in
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the Award Agreement, shall apply to any dividends paid with respect to such Shares. Such restrictions shall apply in addition to any restrictions otherwise applicable to holders of Shares generally.
SECTION 13. WITHHOLDING AND OTHER TAXES.
13.1General. A Participant or his or her successor shall pay, or make arrangements satisfactory to the Board for the satisfaction of, any federal, state, local or foreign withholding tax obligations that may arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan if such obligations are not timely satisfied.
13.2Share Withholding. The Board may permit a Participant to satisfy all or part of his or her withholding tax obligations by having the Company withhold all or a portion of any Shares that would otherwise be issued to him or her upon exercise or settlement of an Award, or by surrendering all or a portion of any Shares that he or she previously acquired; provided, however, that in no event may a Participant surrender Shares in excess of the legally required minimum tax withholding amount. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority. All elections by Participants to have Shares withheld for this purpose shall be made in such form and under such conditions as the Board may deem necessary or advisable.
13.3Cashless Exercise/Pledge. The Board may provide that if Company Shares are publicly traded at the time of exercise, arrangements may be made to meet the Participant’s withholding obligation by cashless exercise or pledge.
13.4Other Forms of Payment. The Board may permit such other means of tax withholding as it deems appropriate.
13.5Employer Fringe Benefit Taxes. To the extent permitted by applicable federal, state, local and foreign law, a Participant shall be liable for any fringe benefit tax that may be payable by the Company and/or the Participant’s employer in connection with any award granted to the Participant under the Plan, which the Company and/or employer may collect by any reasonable method established by the Company and/or employer.
13.6Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of section 409A of the Code shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of section 409A) to a Participant who is then considered a “specified employee” (within the meaning
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of section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent the Award from being subject to interest, penalties and/or additional tax imposed pursuant to section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by section 409A. The provisions of the Plan and each Award Agreement are intended to comply with or be exempt from the provisions of section 409A and shall be interpreted in a manner consistent therewith. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, the Board may in its sole discretion (but without any obligation to do so) amend the terms of any Award to the extent it determines necessary to comply with section 409A.
SECTION 14. LEGAL AND REGULATORY REQUIREMENTS.
Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the nonissuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person clue to the receipt, exercise or settlement of any Award grantee! under the Plan.
SECTION 15. NO RETENTION RIGHTS.
No provision of the Plan, or any Award granted under the Plan, shall be construed to give any Participant any right to become an Employee or other Service provider, to be treated as an Employee, or to continue in Service for any period of time, or restrict in any way the rights of the Company (or Parent or Subsidiary to whom the Participant provides Service), which rights are expressly reserved, to terminate the Service of such person at any time and for any reason, with or without cause.
SECTION 16. DURATION AND AMENDMENTS.
16.1Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. In the event that the stockholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any grants, exercises or sales that have already occurred under the Plan shall be rescinded, and no additional grants, exercises or sales shall be made under the Plan after such elate. The Plan shall terminate automatically ten (10) years after the later of (i) its adoption by the
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Board, or (ii) the most recent increase in the number of Shares reserved under Section 5 (other than pursuant to Section 11) that. was approved by stockholders on or within twelve (12) months after the Board’s approval of such increase. The Plan may be terminated on any earlier date pursuant to Section 16.2 below.
16.2Right to Amend or Terminate the Plan. The Board may amend, suspend, or terminate the Plan at any time and for any reason. An amendment of the Plan shall not be subject to the approval of the Company’s stockholders unless it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 11) or (ii) materially changes the class of persons who are eligible for the grant of Awards.
16.3Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise or settlement of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not have a material adverse effect on any Award previously granted under the Plan without the holder’s consent.
SECTION 17. EXECUTION.
To record the adoption of the Plan by the Board on December 1, 2014, effective on such date, the Company has caused its authorized officer to execute the same.
GREAT DANE SYSTEMS, INC.
/s/ Goutham Rao
Goutham Rao
President and CEO
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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAYBE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

PORTWORX, INC.
2014 STOCK INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT

Portworx, Inc. (the “Company”) hereby grants you the following Option to purchase shares of its common stock (“Shares”). The terms and conditions of this Option are set forth in the Stock Option Agreement and the Portworx, Inc. 2014 Stock Incentive Plan (the “Plan”) both of which are attached to and made a part of this document.

Date of Grant:	[As described on Carta]
Name of Optionee:	[As described on Carta]
Number of Option Shares:	[As described on Carta]
Exercise Price per Share:
[As described on Carta] (The Exercise Price per Share of an Option shall not be less than one hundred percent (100%)of the Fair Market Value of a Share on the date of grant. If Optionee is a Ten-Percent Stockholder, the Exercise Price per Share of an ISO must be at least one hundred ten percent (110%)of Fair Market Value.)

Vesting Start Date:	[As described on Carta]
Type of Option:	[As described on Carta]
Vesting Schedule:	[As described on Carta]

Portworx, Inc.
Notice of Stock Option Grant

By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement, the Plan document and “Notice of Exercise and Common Stock Purchase Agreement” (the “Exercise Notice”); (b) you hereby make the purchaser’s investment representations contained in the Exercise Notice with respect to the grant of this Option; (c) you understand and agree that the Stock Option Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; and (d) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

[NAME OF OPTIONEE]	PORTWORX, INC.
By:
Its:

Portworx, Inc.
Notice of Stock Option Grant

PORTWORX, INC.

2014 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

SECTION 1. KIND OF OPTION.

This Option is intended to be either an incentive stock option intended to meet the requirements of Section 422 of the Code (an “ISO”)or a non-statutory option (an “NSO”), which is not intended to meet the requirements of an ISO, as indicated in the Notice of Stock Option Grant. Even if this Option is designated as an ISO, it shall be deemed to be an NSO to the extent required by the $100,000 annual limitation under Section 422(d)of the Code.

SECTION 2. VESTING.

Subject to the terms and conditions of the Plan and this Stock Option Agreement (the “Agreement”), your Option will be exercisable with respect to the Shares that have become vested in accordance with the schedule set forth in the Notice of Stock Option Grant. If your Option is granted in consideration of your Service as an Employee or a Consultant, after your Service as an Employee or a Consultant terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your Service as an Employee or a Consultant terminates. If your Option is granted in consideration of your Service as an Outside Director, after your Service as an Outside Director terminates for any reason, vesting of your Shares subject to such Option immediately stops and such Option expires immediately as to the number of Shares that are not vested as of the date your Service as an Outside Director terminates.

SECTION 3. TERM.

Your Option will expire in any event at the close of business at Company headquarters on the date that is ten (10)years after the Date of Grant; provided, however that if your Option is an ISO it will expire five (5)years after the Date of Grant if you are a Ten-Percent Stockholder of the Company (the “Expiration Date”) Also, your Option will expire earlier if your Service terminates, as described below.

SECTION 4. REGULAR TERMINATION.

a.If your Service terminates for any reason except death or Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date three (3)months after your termination of Service. During that three (3)month period, you may exercise the portion of your Option that was vested on your termination date. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

b.If your Option is an ISO and you exercise it more than three months after termination of your Service as an Employee for any reason other than death or Disability expected to
Portworx, Inc.
Notice of Stock Option Grant

result in death or to last for a continuous period of at least twelve (12)months, your Option will cease to be eligible for ISO tax treatment.

c.Your Option will cease to be eligible for ISO tax treatment if you exercise it more than three months after the first day following three months of a bona fide leave of absence approved by the Company, unless you return to employment immediately upon termination of such leave or your right to reemployment after your leave was guaranteed by statute or contract.

SECTION 5. DEATH.

If you die while in Service with the Company, the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12)months after the date of your death. During that twelve (12)month period, your estate, legatees or heirs may exercise that portion of your Option that was vested on the date of your death. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

SECTION 6. DISABILITY.

a.If your Service terminates because of a Disability, the vested portion of your Option will expire at the close of business at Company headquarters on the date twelve (12)months after your termination date. During that twelve (12)month period, you may exercise that portion of your Option that was vested on the date of your Disability. “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. Notwithstanding the foregoing, the Option may not be exercised after the Expiration Date determined under Section 3 above.

b.If your Option is an ISO and your Disability is not expected to result in death or to last for a continuous period of at least twelve (12)months, your Option will be eligible for ISO tax treatment only if it is exercised within three (3)months following the termination of your Service as an Employee.

SECTION 7. EXERCISING YOUR OPTION.

To exercise your Option, you must execute the Notice of Exercise and Common Stock Purchase Agreement (the “Exercise Notice”) attached as Exhibit A. You must submit this form, together with full payment, to the Company. Your exercise will be effective when it is received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Portworx, Inc.
Notice of Stock Option Grant

SECTION 8. PAYMENT FORMS.

When you exercise your Option, you must include payment of the Exercise Price for the Shares you are purchasing in cash or cash equivalents. Alternatively, you may pay all or part of the Exercise Price by surrendering, or attesting to ownership of, Shares already owned by you, unless such action would cause the Company to recognize any (or additional)compensation expense with respect to the Option for financial reporting purposes. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of Option exercise. To the extent that a public market for the Shares exists and to the extent permitted by applicable law, in each case as determined by the Company, you also may exercise your Option by delivery (on a form prescribed by the Company)of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if requested, applicable withholding taxes. The Company will provide the forms necessary to make such a cashless exercise. The Board may permit such other payment forms as it deems appropriate, subject to applicable laws, regulations and rules.

SECTION 9. TAX WITHHOLDING AND REPORTING.

a.You will not be allowed to exercise this Option unless you pay, or make acceptable arrangements to pay, any taxes required to be withheld as a result of the Option exercise or the sale of Shares acquired upon exercise of this Option. You hereby authorize withholding from payroll or any other payment due you from the Company or your employer to satisfy any such withholding tax obligation.

b.If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i)two years after the grant date, or (ii)one year after the exercise date, you shall immediately notify the Company in writing of such disposition.

c.By signing this Agreement, you explicitly and unambiguously consent and agree to assume any liability for fringe benefit tax that may be payable by the Company and/or your employer in connection with the Option granted under this Agreement to the extent permitted under applicable law. Further, by signing this Agreement, you agree that the Company and/or your employer may collect the fringe benefit tax from you by any reasonable method established by the Company and/or your employer. You further agree to execute any other consents or elections required to accomplish the above, promptly upon request of the Company and/or your employer.

SECTION 10. RIGHT OF FIRST REFUSAL.

In the event that you propose to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have a “Right of First Refusal” with respect to such Shares in accordance with the provisions of the Exercise Notice.

Portworx, Inc.
Notice of Stock Option Grant

SECTION 11. RESALE RESTRICTIONS/MARKET STAND-OFF.

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended, including the Company’s initial public offering, you may be prohibited from engaging in any transaction with respect to any of the Company’s common stock without the prior written consent of the Company or its underwriters in accordance with the provisions of the Exercise Notice.

SECTION 12. TRANSFER OF OPTION.

Prior to your death, only you may exercise this Option. This Option and the rights and privileges conferred hereby cannot be sold, pledged or otherwise transferred (whether by operation of law or otherwise)and shall not be subject to sale under execution, attachment, levy or similar process. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor an Exercise Notice from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way. Notwithstanding the foregoing, however, to the extent permitted by the Board in its sole discretion, an NSO may be transferred by you to a revocable trust or to one or more family members or to a trust established for your benefit and/or one or more of your family members to the extent permitted by the Plan.

SECTION 13. RETENTION RIGHTS.

This Agreement does not give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason without thereby incurring any liability to you.

SECTION 14. STOCKHOLDER RIGHTS.

Neither you nor your estate or heirs have any rights as a stockholder of the Company until a certificate for the Shares acquired upon exercise of this Option has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

SECTION 15. ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in the Company’s Stock, the number of Shares covered by this Option and the Exercise Price per share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity as set forth in the Plan.

Portworx, Inc.
Notice of Stock Option Grant

SECTION 16. LEGENDS.

All certificates representing the Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL, STATE AND APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL, STATE AND APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

If the Option is an ISO, then the following legend should be included:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED UPON EXERCISE OF AN INCENTIVE STOCK OPTION, AND THE COMPANY MUST BE NOTIFIED IF THE SHARES SHALL BE TRANSFERRED BEFORE THE LATER OF THE TWO (2)YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE OPTION OR THE ONE (1)YEAR ANNIVERSARY OF THE DATE ON WHICH THE OPTION WAS EXERCISED. THE REGISTERED HOLDER MAY RECOGNIZE ORDINARY INCOME IF THE SHARES ARE TRANSFERRED BEFORE SUCH DATE.

SECTION 17. TAX DISCLAIMER.

You agree that you are responsible for consulting your own tax advisor as to the tax consequences associated with your Option. The tax rules governing options are complex, change frequently and depend on the individual taxpayer’s situation. For your information, a memorandum that briefly summarizes current U.S. federal income tax law relating to certain aspects of stock options is attached hereto as Exhibit B. Please note that this memorandum does not purport to be complete. Although the Company will make available to you general tax information about stock options, you agree that the Company shall not be held liable or responsible for making such information available to you or for any tax or financial consequences that you may incur in connection with your Option.

Portworx, Inc.
Notice of Stock Option Grant

In addition, as noted in Exhibit B, options granted at a discount from fair market value may be considered “deferred compensation” subject to adverse tax consequences under Section 409A of the Code. The Board has made a good faith determination that the exercise price per share of the Option is not less than the fair market value of the Shares underlying your Option on the Date of Grant. It is possible, however, that the Internal Revenue Service could later challenge that determination and assert that the fair market value of the Shares underlying your Option was greater on the Date of Grant than the exercise price determined by the Board, which could result in immediate income tax upon the vesting of your Option (whether or not exercised) and a 20% tax penalty, as well as the loss of incentive stock option status (if applicable). The Company gives no assurance that such adverse tax consequences will not occur and specifically assumes no responsibility therefor. By accepting this Option, you acknowledge that any tax liability or other adverse tax consequences to you resulting from the grant of the Option will be the responsibility of, and will be borne entirely by, you. YOU ARE THEREFORE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BEFORE ACCEPTING THE GRANT OF THIS OPTION.

SECTION 18. THE PLAN AND OTHER AGREEMENTS.

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. The Notice of Stock Option Grant, this Agreement, including its attachments, and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

SECTION 19. MISCELLANEOUS PROVISIONS.

a.You understand and acknowledge that (i)the Plan is entirely discretionary (ii)the Company and your employer have reserved the right to amend, suspend or terminate the Plan at any time, (iii)the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options)at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation)the times when options will be granted, the number of Shares offered, the Exercise Price and the vesting schedule, will be at the sole discretion of the Company.

b.The value of this Option shall be an extraordinary item of compensation outside the scope of your employment contract, if any, and shall not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

c.You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

Portworx, Inc.
Notice of Stock Option Grant

d.You hereby authorize and direct your employer to disclose to the Company or any Subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your employer deems necessary or appropriate to facilitate the administration of the Plan.

e.You consent to the collection, use and transfer of personal data as described in this Subsection. You understand and acknowledge that the Company, your employer and the Company’s other Subsidiaries hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation)your name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company and details of all options or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”) You further understand and acknowledge that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Subsection by contacting the Human Resources Department of the Company in writing.

SECTION 20. APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice of law provisions).

Portworx, Inc.
Notice of Stock Option Grant

EXHIBIT A

PORTWORX, INC. 2014 STOCK INCENTIVE PLAN
NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is dated as of , ____, between Portworx, Inc. (the “Company”), and [NAME OF OPTIONEE] Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company granted Purchaser a stock option on _______________(the “Date of Grant”)pursuant to a stock option agreement (the “Option Agreement”)under which Purchaser has the right to purchase up to shares of the Company’s common stock (the “Option Shares”);and

WHEREAS, the Option is exercisable with respect to certain of the Option Shares as of the date hereof; and

WHEREAS, pursuant to the Option Agreement, Purchaser desires to purchase shares of the Company as herein described, on the terms and conditions set forth in this Agreement, the Option Agreement and the Portworx, Inc. 2014 Stock Incentive Plan (the “Plan”) Certain capitalized terms used in this Agreement are defined in the Plan.

NOW, THEREFORE, it is agreed between the parties as follows:

SECTION 1. PURCHASE OF SHARES.

Pursuant to the terms of the Option Agreement, Purchaser hereby agrees to purchase from the Company and the Company agrees to sell and issue to Purchaser _____________ shares of the Company’s common stock (the “Common Stock”)for the Exercise Price per share specified in the Notice of Stock Option Grant payable by personal check, cashier’s check, money order or otherwise as permitted by the Option Agreement. Payment shall be delivered at the Closing, as such term is defined below.

The closing (the “Closing”)under this Agreement shall occur at the offices of the Company as of the date hereof, or such other time and place as may be designated by the Company (the “Closing Date”)

SECTION 2. ADJUSTMENT OF SHARES.

Subject to the provisions of the Certificate of Incorporation of the Company, if (a)there is any stock dividend or liquidating dividend of cash and/or property, stock split or other change in the character or amount of any of the outstanding securities of the Company, or (b)there is any consolidation, merger or sale of all or substantially all of the assets of the Company, then, in such event, any and all new, substituted or additional securities or other cash or property to which Purchaser is entitled by reason of Purchaser’s ownership of the shares shall be immediately
Portworx, Inc.
Notice of Stock Option Grant

subject to the Right of First Refusal, as defined below, with the same force and effect as the shares subject to the Right of First Refusal. Appropriate adjustments shall be made to the number and/or class of shares subject to the Right of First Refusal to reflect the exchange or distribution of such securities. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of First Refusal may be exercised by the Company’s successor.

SECTION 3. THE COMPANY’S RIGHT OF FIRST REFUSAL.

Before any shares of Common Stock registered in the name of Purchaser may be sold or transferred, such shares shall first be offered to the Company pursuant to the right of first refusal contained in the Company’s bylaws, as amended from time to time, and in the absence of any such provision in the bylaws, then in accordance with the following (the “Right of First Refusal”):
a.Purchaser shall promptly deliver a notice (“Notice”)to the Company stating (i)Purchaser’s bona fide intention to sell or transfer such shares, (ii)the number of such shares to be sold or transferred, and the basic terms and conditions of such sale or transfer, (iii)the price for which Purchaser proposes to sell or transfer such shares, (iv)the name of the proposed purchaser or transferee, and (v)proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable U.S. federal, state or foreign securities laws. The Notice shall be signed by both Purchaser and the proposed purchaser or transferee and must constitute a binding commitment subject to the Company’s Right of First Refusal as set forth herein.

b.Within thirty (30)days after receipt of the Notice, the Company may elect to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. If the Company elects not to purchase all or any portion of the shares, the Company may assign its right to purchase all or any portion of the shares. The assignees may elect within thirty (30)days after receipt by the Company of the Notice to purchase all or any portion of the shares to which the Notice refers, at the price per share specified in the Notice. An election to purchase shall be made by written notice to Purchaser. Payment for shares purchased pursuant to this Section 3 shall be made within thirty (30)days after receipt of the Notice by the Company and, at the option of the Company, may be made by cancellation of all or a portion of outstanding indebtedness, if any, or in cash or both.

c.If all or any portion of the shares to which the Notice refers are not elected to be purchased, as provided in subparagraph 3(b), Purchaser may sell those shares to any person named in the Notice at the price specified in the Notice, provided that such sale or transfer is consummated within sixty (60)days of the date of said Notice to the Company, and provided, further, that any such sale is made in compliance with applicable U.S. federal, state and foreign securities laws and not in violation of any other contractual restrictions to which Purchaser is bound. The third-party purchaser shall be bound by, and shall acquire the shares of stock
Portworx, Inc.
Notice of Stock Option Grant

subject to, the provisions of this Agreement, including the Company’s Right of First Refusal.

d.Any proposed transfer on terms and conditions different from those set forth in the Notice, as well as any subsequent proposed transfer shall again be subject to the Company’s Right of First Refusal and shall require compliance with the procedures described in this Section 3.

e.Purchaser agrees to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce rights and obligations pursuant to this Agreement.

f.Notwithstanding the above, neither the Company nor any assignee of the Company under this Section 3 shall have any right under this Section 3 at any time subsequent to the closing of a public offering of the common stock of the Company pursuant to a registration statement declared effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

g.This Section 3 shall not apply to (i)a transfer by will or intestate succession, or (ii)a transfer to one or more members of Purchaser’s Immediate Family (defined below)or to a trust established by Purchaser for the benefit of Purchaser and/or one or more members of Purchaser’s Immediate Family, provided that the transferee agrees in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to Purchaser. The transferee shall execute a copy of the attached Annex I and file the same with the Secretary of the Company. For purposes of this Agreement, Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

SECTION 4. PURCHASER’S RIGHTS AFTER EXERCISE OF RIGHT OF FIRST REFUSAL.

If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Common Stock to be repurchased in accordance with the provisions of Section 3 of this Agreement, then from and after such time the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s)therefor have been delivered as required by this Agreement.

Portworx, Inc.
Notice of Stock Option Grant

SECTION 5. LEGEND OF SHARES.

All certificates representing the Common Stock purchased under this Agreement shall, where applicable, have endorsed thereon the following legends and any other legends required by applicable securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT PORTWORX, INC. OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER U.S. FEDERAL AND STATE AND APPLICABLE FOREIGN SECURITIES LAWS IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

If the Option is an ISO, then the following legend should be included:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED UPON EXERCISE OF AN INCENTIVE STOCK OPTION, AND THE COMPANY MUST BE NOTIFIED IF THE SHARES SHALL BE TRANSFERRED BEFORE THE LATER OF THE TWO (2)YEAR ANNIVERSARY OF THE DATE OF GRANT OF THE OPTION OR THE ONE (1)YEAR ANNIVERSARY OF THE DATE ON WHICH THE OPTION WAS EXERCISED. THE REGISTERED HOLDER MAY RECOGNIZE ORDINARY INCOME IF THE SHARES ARE TRANSFERRED BEFORE SUCH DATE.

SECTION 6. PURCHASER’S INVESTMENT REPRESENTATIONS.

a.This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s acceptance hereof Purchaser confirms, that the Common Stock which Purchaser will receive will be acquired with Purchaser’s own funds for investment for an indefinite period for Purchaser’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of Purchaser’s property shall at all times be within Purchaser’s control. By executing this Agreement, Purchaser further represents that Purchaser does not have any
Portworx, Inc.
Notice of Stock Option Grant

contract, understanding or agreement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Common Stock.

b.Purchaser understands that the Common Stock will not be registered or qualified under applicable U.S. federal, state or foreign securities laws on the ground that the sale provided for in this Agreement is exempt from registration or qualification under applicable U.S. federal, state or foreign securities laws and that the Company’s reliance on such exemption is predicated on Purchaser’s representations set forth herein.

c.Purchaser agrees that in no event shall Purchaser make a disposition of any of the Common Stock (including a disposition under Section 3 of this Agreement), unless and until (i)Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and (ii)Purchaser shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (A)such disposition will not require registration or qualification of such Common Stock under applicable U.S. federal, state or foreign securities laws or (B)appropriate action necessary for compliance with the applicable U.S. federal, state o foreign securities laws has been taken or (iii)the Company shall have waived, expressly and ini1 writing, its rights under clauses (i) and (ii) of his Section.

d.With respect to a transaction occurring prior to such date as the Plan and Common Stock thereunder are covered by a valid Form S-8 or similar U.S. federal registration statement, this Subsection shall apply unless the transaction is covered by the exemption in California Corporations Code section 25102(o)or a similar broad-based exemption. In connection with the investment representations made herein, Purchaser represents that Purchaser is able to fend for himself or herself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s investment, has the ability to bear the economic risks of Purchaser’s investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

e.Purchaser understands that if the Company does not register with the U.S. Securities and Exchange Commission pursuant to section 12 of the U.S. Securities Exchange Act of 1934, as amended, or if a registration statement covering the Common Stock (or a filing pursuant to the exemption from registration under Regulation A of the Securities Act)under the Securities Act is not in effect when Purchaser desires to sell the Common Stock, Purchaser may be required to hold the Common Stock for an indeterminate period. Purchaser also acknowledges that Purchaser understands that any sale of the Common Stock which might be made
Portworx, Inc.
Notice of Stock Option Grant

by Purchaser in reliance upon Rule 144 under the Securities Act may be made only in limited amounts in accordance with the terms and conditions of that Rule.

SECTION 7. NO DUTY TO TRANSFER IN VIOLATION OF THIS AGREEMENT

The Company shall not be required (a)to transfer on its books any shares of Common Stock of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b)to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

SECTION 8. RIGHTS OF PURCHASER.

a.Except as otherwise provided herein, Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Common Stock.

b.Nothing in this Agreement shall be construed as a right by Purchaser to be retained by the Company, or a parent or subsidiary of the Company in any capacity. The Company reserves the right to terminate Purchaser’s Service at any time and for any reason without thereby incurring any liability to Purchaser.

SECTION 9. RESALE RESTRICTIONS/MARKET STAND-OFF.

Purchaser hereby agrees that in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, Purchaser shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, or sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days provided, however that if either (a) during the last seventeen (17) days of such one hundred eighty (180) day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (b) prior to the expiration of such one hundred eighty (180) day period, the Company announces that it will release earnings results during the sixteen (16) day period beginning on the last day of the one hundred eighty (180) day period, then the restrictions imposed during such one hundred eighty (180) day period shall continue to apply until the expiration of the eighteen (18) day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; and provided, further, that in the event the Company or the underwriter requests that the one hundred eighty (180)day period be extended or modified pursuant to then-applicable law, rules, regulations or trading policies, the restrictions imposed during the one hundred eighty (180) day period shall continue to apply to the extent requested by the Company or the underwriter to comply with such law, rules, regulations or trading policies. Purchaser hereby agrees to execute and deliver such other agreements as may be reasonably
Portworx, Inc.
Notice of Stock Option Grant

requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section, the Company may impose stop-transfer instructions with respect to the Common Stock until the end of the applicable stand-off period.

SECTION 10. OTHER NECESSARY ACTIONS.

The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 11. NOTICE.

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10)days’ advance written notice to the other party hereto.

SECTION 12. SUCCESSORS AND ASSIGNS.

This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer herein set forth, be binding upon Purchaser and Purchaser’s heirs, executors, administrators, successors and assigns. The failure of the Company in any instance to exercise the Right of First Refusal described herein shall not constitute a waiver of any other Right of First Refusal that may subsequently arise under the provisions of this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

SECTION 13. APPLICABLE LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.

SECTION 14. NO STATE QUALIFICATION.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

Portworx, Inc.
Notice of Stock Option Grant

SECTION 15. NO ORAL MODIFICATION.

No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

SECTION 16. ENTIRE AGREEMENT.

This Agreement, the Option Agreement and the Plan constitute the entire complete and final agreement between the parties hereto with regard to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PORTWORX, INC. PURCHASER

By:

Its: Signature

Portworx, Inc.
Notice of Stock Option Grant

ANNEX I

ACKNOWLEDGMENT OF AND AGREEMENT TO BE BOUND
BY THE NOTICE OF EXERCISE AND COMMON STOCK PURCHASE AGREEMENT OF PORTWORX, INC.

The undersigned, as transferee of shares of Portworx, Inc. hereby acknowledges that he or she has read and reviewed the terms of the Notice of Exercise and Common Stock Purchase Agreement of Portworx, Inc. and hereby agrees to be bound by the terms and conditions thereof, as if the undersigned had executed said Agreement as an original party thereto.

Dated: ,

(Signature of Transferee)

(Printed Name of Transferee)

Portworx, Inc.
Notice of Stock Option Grant

EXHIBIT B

U.S. FEDERAL TAX INFORMATION

(Last Updated June 2017)

The following memorandum briefly summarizes current U.S. federal income tax law. The discussion is intended to be used solely for general information purposes and does not make specific representations to any participant. A taxpayer’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the U.S. federal income tax laws and regulations are revised frequently and may change again in the future. Each participant is urged to consult a tax advisor, both with respect to U.S. federal income tax consequences as well as any foreign, state or local tax consequences, before exercising any option or before disposing of any shares of stock acquired under the Plan.

Initial Grant of Options

The grant of an option, whether a nonqualified or nonstatutory stock option (“NSO”)or an incentive stock option (“ISO”) is not a taxable event for the optionee, and the Company obtains no deduction for the grant of the option. Note, however, that under Section 409A of the Internal Revenue Code, options granted at a discount from fair market value may be considered “deferred compensation” subject to adverse tax consequences, including immediate income tax upon the vesting of the option (whether or not exercised)and a 20% tax penalty.

Nonqualified or Nonstatutory Stock Options

The exercise of an NSO is a taxable event to the optionee. The amount by which the fair market value of the shares on the date of exercise exceeds the exercise price (the “spread”)will be taxed to the optionee as ordinary income. The spread will also be considered “wages” for purposes of FICA taxes. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee from the exercise of the option that is reported to the IRS by the optionee or the Company. In general, the optionee’s tax basis in the shares acquired by exercising an NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for the required holding period before the sale)in an amount equal to the difference between his or her basis in the shares and the sale price.

The capital gains tax rules are complex. If shares are held for more than one year, the maximum tax rate on the gain may be up to twenty percent (20%)to the extent that a taxpayer’s income exceeds certain thresholds. Higher income taxpayers may also be subject to a Medicare tax of 3.8% on some or all of their investment income, including capital gain income, if their income (both earned and investment)exceeds certain threshold amounts. Because the rules are complex and can vary in individual circumstances, each participant should consider consulting his or her own tax advisor.

Portworx, Inc.
Notice of Stock Option Grant

If an optionee exercises an NSO and pays the exercise price with previously acquired shares of stock, special rules apply. The transaction is treated as a tax-free exchange of the old shares for the same number of new shares, except as described below with respect to shares acquired pursuant to ISOs. The optionee’s basis in the new shares is the same as his or her basis in the old shares, and the capital gains holding period runs without interruption from the date when the old shares were acquired. The value of any new shares received by the optionee in excess of the number of old shares surrendered minus any cash the optionee pays for the new shares will be taxed as ordinary income. The optionee’s basis in the additional shares is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer recognition of any gain in the old shares when those shares are used to buy new shares. Stated differently, these rules allow an optionee to finance the exercise of an NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

Incentive Stock Options

The holder of an ISO will not be subject to U.S. federal income tax upon the exercise of the ISO, and the Company will not be entitled to a tax deduction by reason of such exercise, provided that the holder is employed by the Company on the exercise date (or the holder’s employment terminated within the three (3)months preceding the exercise date). Exceptions to this exercise timing requirement apply in the event the optionee dies or becomes disabled. A subsequent sale of the shares received upon the exercise of an ISO will result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price for such shares, provided that the sale occurs more than one (1)year after the exercise of the ISO and more than two (2)years after the grant of the ISO. In general, if a sale or disposition of the shares occurs prior to satisfaction of the foregoing holding periods (referred to as a “disqualifying disposition”) the optionee will recognize ordinary income and the Company will be entitled to a corresponding deduction, generally equal to the amount of ordinary income recognized by the optionee from the disqualifying disposition that is reported to the IRS by the optionee or the Company.

Favorable tax treatment is accorded to an optionee only to the extent that the value of the shares (determined at the time of grant)covered by an ISO first exercisable in any single calendar year does not exceed one hundred thousand dollars ($100,000). If ISOs for shares whose aggregate value exceeds one hundred thousand dollars ($100,000)become exercisable in the same calendar year, the excess will be treated as NSOs.

A special rule applies if an optionee pays all or part of the exercise price of an ISO by surrendering shares of stock that he or she previously acquired by exercising any other ISO. If the optionee has not held the old shares for the full duration of the applicable holding periods, then the surrender of such shares to fund the exercise of the new ISO will be treated as a disqualifying disposition of the old shares. As described above, the result of a disqualifying disposition is the loss of favorable tax treatment with respect to the acquisition of the old shares pursuant to the previously exercised ISO.

Portworx, Inc.
Notice of Stock Option Grant

Where the applicable holding period requirements have been met, the use of previously acquired shares of stock to pay all or a portion of the exercise price of an ISO may offer significant tax advantages. In particular, a deferral of the recognition of any appreciation in the surrendered shares is available in the same manner as discussed above with respect to NSOs.

Alternative Minimum Tax

Alternative minimum tax is paid when such tax exceeds a taxpayer’s regular U.S. federal income tax. Alternative minimum tax is calculated based on alternative minimum taxable income, which is taxable income for U.S. federal income tax purposes, modified by certain adjustments and increased by tax preference items.

The “spread” under an ISO—that is, the difference between (a)the fair market value of the shares of stock at exercise and (b)the exercise price—is classified as an alternative minimum taxable income for the year of exercise. Alternative minimum taxable income may be subject to the alternative minimum tax. However, if the shares of stock purchased upon the exercise of an ISO are sold in the same taxable year in which they are acquired, then the amount includible in the taxpayer’s alternative minimum taxable income will in no event exceed the amount realized upon such sale less the option exercise price paid for those shares.

In general, when a taxpayer sells stock acquired through the exercise of an ISO, only the difference between the fair market value of the shares on the date of exercise and the date of sale is used in computing any alternative minimum tax for the year of the sale. The portion of a taxpayer’s alternative minimum tax attributable to certain items of tax preference (including the spread upon the exercise of an ISO)can be credited against the taxpayer’s regular liability in later years subject to certain limitations.

Withholding Taxes

Exercise of an NSO produces taxable income which is subject to withholding. The Company will not deliver shares to the optionee unless the optionee has agreed to satisfactory arrangements for meeting all applicable U.S. federal, state and local withholding tax requirements.

U.S. federal tax law does not require unrecognized gain on exercise of an ISO to be treated as “wages” for the purposes of FICA taxes.

THIS TAX SUMMARY IS GENERAL IN NATURE AND SHOULD NOT BE RELIED UPON BYANY PERSON IN DECIDING WHETHER OR WHEN TO EXERCISE AN OPTION. EACH PERSON SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THESE MATTERS.

Portworx, Inc.
Notice of Stock Option Grant